Exhibit 99.1
MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2008

FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. ANNOUNCES SECOND QUARTER 2008 RESULTS
SmartMusic subscriptions grow 57%
50% Increase in SmartMusic Revenue
8% Increase in Total Revenue
Minneapolis – August 6, 2008 – MakeMusic, Inc. (Nasdaq: MMUS) today announced financial results for the three months and six months ended June 30, 2008. Net revenues for the three and six months ended June 30, 2008 were $2,601,000 and $6,223,000, an 8% and 10% increase, respectively, compared to $2,403,000 and $5,674,000 for the same periods last year. The company also announced for the three and six months ended June 30, 2008 a net loss of $811,000 and $960,000, or $(0.17) and $(0.21) per basic and diluted share, respectively. These results represent an increase over the reported net loss of $705,000 and $869,000, or $(0.17) and $(0.22) per basic and diluted shares, respectively, for the same periods last year.
The increase in net revenue during the second quarter and first half of the year was attributable to continued growth in SmartMusic® revenue. SmartMusic revenue includes revenue from SmartMusic subscriptions and accessories related to the SmartMusic product. Total SmartMusic revenue increased by $288,000, or 50%, to $859,000 for the three months ended June 30, 2008 compared to same period in 2007. Total SmartMusic revenue for the six-month period ended June 30, 2008 increased by $582,000, or 50%, to $1,740,000 compared to the first six months in 2007.
SmartMusic® subscriptions increased to 95,632 as of June 30, 2008, a 57% increase over the June 30, 2007 subscription count of 61,028. As a result of the increased base of subscriptions, SmartMusic subscription revenue continues to represent an increasing share of the company’s revenue and was $748,000 for the three months ended June 30, 2008, a 52% increase over subscription revenue of $493,000 during the same period in 2007. Subscription revenue was $1,449,000 for the six months ended June 30, 2008, a 49% increase over subscription revenue of $974,000 during the same period in 2007.

MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2008

Total schools using SmartMusic reached 8,165 as of June 30, 2008 compared to 6,205 as of June 30, 2007. Additionally, with the release of SmartMusic 10.0 and SmartMusic Impact in April 2007, the company began tracking and reporting Impact teachers. Impact teachers are teachers who use Impact to deliver and manage SmartMusic assignments to 50 or more students. As of June 30, 2008, there were 538 Impact teachers and the average number of student subscriptions per Impact teacher was 27. The number of SmartMusic site licenses rose by 50 from March 31, 2008 through June 30, 2008, to reach a total of 97 as of the end of the second quarter.
Commenting on second quarter results, Ron Raup, co-CEO, stated, “We are pleased with the continued growth of our SmartMusic site licenses and subscription sales. We continue to support this growth with ongoing investment in repertoire development, especially targeting titles that music directors are preparing for performance. During the second quarter, we increased SmartMusic’s band and orchestra content 30% by adding over two hundred full ensemble titles to our SmartMusic repertoire. With the rising awareness of the benefits SmartMusic and SmartMusic Impact offer today’s music educator, we look forward to continued SmartMusic sales growth during this fall’s back-to-school season.”
Notation revenue decreased by $123,000 to $1,625,000 when comparing the three-month periods ended June, 2008 and 2007, and decreased by $120,000 to $4,182,000 when comparing the six-month periods ended June 30, 2008 and 2007. Notation revenue decreases are due to product release cycles. Notation revenue for the three and six months ended June 30, 2007 included the release of Allegro® 2007 as well as higher sales from the release of Finale Songwriter™ which was released late in 2006. New versions of these products have historically been released biannually.
Gross profit for the three-month period ended June 30, 2008 increased by $166,000 to $2,159,000 compared to the three months ended June 30, 2007, and improved by $407,000 to $5,274,000 for the six months ended June 30, 2008 compared to the same period in 2007. The increase in gross profit for the three and six months ended June 30, 2008 is primarily due to the increase in revenues.
Operating expenses for the three-and six-month periods ended June 30, 2008 were $2,991,000 and $6,264,000, respectively, a 10% and 8% increase from $2,723,000 and $5,792,000 for the same periods last year, respectively. Development expenses for the three and six months ended June 30, 2008 increased by $145,000 and $280,000, respectively, when compared to the same periods last year. Development expenses continue to increase due to staff increases in order to achieve numerous development goals including expansion of SmartMusic repertoire. Sales and marketing expenses increased by $94,000

MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2008

and $179,000 for the three- and six- month periods ended June 30, 2008, respectively, when compared to the same periods last year due to expansion of the direct sales initiative.
General and administrative expenses increased by $29,000 and $13,000 for the three- and six- month periods ended June 30, 2008, respectively, when compared to the same periods last year. General and administrative costs increased primarily as a result of payroll and benefits related expenses which were offset by decreased consulting expenses. Consulting expenses were higher in 2007 due to Sarbanes Oxley 404 implementation and the adoption of FIN48, which occurred in the first quarter of 2007.
During the six-month period ended June 30, 2008 the company used $288,000 of cash in operating activities compared to $131,000 in the comparable period of 2007. The increase in cash used in the first six months of 2008 compared to the same period in 2007 is primarily the result of the increased operating loss for the 2008 period. Net cash used in investing activities was $1,276,000 for the six months ended June 30, 2008, versus $412,000 cash used in investing activities for the comparable period in 2007. The increase is primarily due to the increase in capitalization of software development, mainly for repertoire development. Net cash provided by financing activities was $269,000 during the first six months of 2008 and $497,000 during the first six months of 2007. This change is primarily due to stock option and warrant activity.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to enhance and transform the experience of making, teaching, learning, and performing music. For 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students, and publishers create, edit, audition, print, and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra, and choir and SmartMusic Impact™, a web-based grade book that makes it easy to manage, grade, and document assignments for every student. Further information about the company can be found at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate continued SmartMusic sales growth during this fall’s back to school season and our investment in repertoire development. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the impact of emerging and existing competitors, our ability to hire and retain effective sales agents and successfully implement our marketing and sales strategies, errors in management estimates with respect to the seasonality of our business, fluctuations in general economic conditions including changes in discretionary spending, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:

MakeMusic, Inc.
Condensed Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months		6 Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Notation revenue	$1,625	$1,748	$4,182	$4,302
SmartMusic revenue	859	571	1,740	1,158
Other revenue	117	84	301	214

NET REVENUE	2,601	2,403	6,223	5,674

COST OF REVENUES	442	410	949	807

GROSS PROFIT	2,159	1,993	5,274	4,867

OPERATING EXPENSES:
Development expenses	1,171	1,026	2,284	2,004
Selling and marketing expenses	965	871	2,140	1,961
General and administrative expenses	855	826	1,840	1,827

Total operating expenses	2,991	2,723	6,264	5,792

LOSS FROM OPERATIONS	(832)	(730)	(990)	(925)

Other, net	27	25	36	57

Net loss before income tax	(805)	(705)	(954)	(868)

Income tax expense	6	0	6	1

Net loss	$(811)	$(705)	$(960)	$(869)

Loss per common share:
Basic	(0.17)	(0.17)	(0.21)	(0.22)
Diluted	(0.17)	(0.17)	(0.21)	(0.22)

Weighted average common shares outstanding:
Basic	4,634,529	4,109,392	4,605,993	4,074,962
Diluted	4,634,529	4,109,392	4,605,993	4,074,962

MakeMusic, Inc.
Condensed Balance Sheets
(In thousands of U.S. dollars, except share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,746	$6,041
Accounts receivable (net of allowance of $37 and $38 in 2008 and 2007, respectively)	1,055	1,491
Inventories	451	332
Prepaid expenses and other current assets	294	211

Total current assets	6,546	8,075

Property and equipment, net	815	730
Capitalized software development costs, net	2,209	1,418
Goodwill	3,630	3,630
Other non-current assets	18	29

Total assets	13,218	13,882

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	59	57
Accounts payable	413	427
Accrued compensation	1,089	1,131
Other accrued liabilities	180	184
Post contract support	169	169
Reserve for product returns	469	365
Current portion of deferred rent	27	26
Deferred revenue	1,467	1,702

Total current liabilities	3,873	4,061

Capital lease obligations, net of current portion	102	132
Deferred rent, net of current portion	55	69

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 10,000,000 Issued and outstanding shares – 4,634,529 and 4,517,803 in 2008 and 2007, respectively	46	45
Additional paid-in capital	65,544	65,017
Accumulated deficit	(56,402)	(55,442)

Total shareholders’ equity	9,188	9,620

Total liabilities and shareholders’ equity	$13,218	$13,882

MakeMusic, Inc.
Condensed Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	6 Months
	Ended June 30,
	2008	2007
Cash flows from operating activities
Net loss	$(960)	$(869)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	404	289
Stock based compensation	231	161
Net change in assets and liabilities:
Accounts receivable	436	707
Inventories	(119)	(51)
Prepaid expenses and other current assets	(76)	97
Accounts payable	(14)	(277)
Accrued liabilities and product returns	45	(189)
Deferred revenue	(235)	1

Net cash used in operating activities	(288)	(131)

Cash flows from investing activities
Purchases of property and equipment	(279)	(107)
Capitalized software development and other intangibles	(997)	(305)

Net cash used in investing activities	(1,276)	(412)

Cash flows from financing activities
Proceeds from stock options and warrants exercised	297	509
Payments on and capital leases	(28)	(12)

Net cash provided by financing activities	269	497

Net decrease in cash and cash equivalents	(1,295)	(46)
Cash and cash equivalents, beginning of period	6,041	3,130

Cash and cash equivalents, end of period	$4,746	$3,084

Supplemental disclosure of cash flow information
Interest paid	$7	$8
Income taxes paid	6	0
Other non-cash investment and financing activities
Equipment acquired under capital lease	0	203
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